EXHIBIT 99.1
Leidos Holdings, Inc. Reports Second Quarter Fiscal Year 2023 Results

•Revenues of $3.8 billion, up 7% year-over-year
•Net Income of $210 million (5.5% margin); Adjusted EBITDA of $420 million (10.9% margin)
•Diluted Earnings per Share of $1.50, or $1.80 on a non-GAAP basis
•Cash Flows from Operations of $164 million; Free Cash Flow of $124 million
•Net Bookings of $2.9 billion (book-to-bill ratio of 0.8)
RESTON, Va., August 1, 2023 – Leidos Holdings, Inc. (NYSE: LDOS), a FORTUNE 500® science and technology leader, today reported financial results for the second quarter of fiscal year 2023.
Thomas Bell, Leidos Chief Executive Officer, commented, "It is my honor to lead Leidos into its second decade of top-line growth, which we plan to complement with a sharper focus on earnings and cash through disciplined financial management. This focus is underscored by the strong second quarter results announced today, characterized by record revenues and adjusted EBITDA. Propelling our future performance, we will remain dedicated to resolving with pace the most challenging problems faced by our customers, our nation, and its allies—an approach that distinctly sets Leidos apart."
Summary Operating Results

	Three Months Ended
(in millions, except margin and per share amounts)	June 30, 2023	July 1, 2022
Revenues	$3,838	$3,597
Net income	$210	$172
Net income margin	5.5%	4.8%
Diluted earnings per share (EPS)	$1.50	$1.24

Non-GAAP Measures*:
Adjusted EBITDA	$420	$366
Adjusted EBITDA margin	10.9%	10.2%
Non-GAAP diluted EPS	$1.80	$1.59

* Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Management believes that these non-GAAP measures provide another measure of Leidos' results of operations and financial condition, including its ability to comply with financial covenants. See Non-GAAP Financial Measures at the end of this press release for more information and a reconciliation of our selected reported results to these non-GAAP measures.
Revenues for the quarter were $3.84 billion, up 7% compared to the second quarter of 2022. Revenues grew year-over-year primarily due to increased demand across all customer segments, especially for digital modernization, hypersonics, and medical examinations solutions.
Net income was $210 million and diluted EPS was $1.50. Net income and diluted EPS were up 22% and 21% year-over-year, respectively. Adjusted EBITDA was $420 million for the second quarter, up 15% year-over-year. Adjusted EBITDA margin of 10.9% increased from 10.2% in the second quarter of 2022. Non-GAAP net income was $252 million for the second quarter, up 15% year-over-year, and non-GAAP diluted EPS for the quarter was $1.80, up 13% year-over-year.
The primary drivers of increased earnings were improved business mix and program execution within each segment as well as reduced indirect spending across the company.

Cash Flow Summary
In the second quarter Leidos generated $164 million of net cash provided by operating activities and used $44 million in investing activities and $164 million in financing activities. Net cash provided by operating activities benefited from strong collections and working capital management. Days Sales Outstanding (DSO) for the quarter was 59, a 3-day improvement from the first quarter of 2023.
Investing activities consisted primarily of $40 million in property, equipment and software payments, which resulted in quarterly free cash flow of $124 million. Financing activities were driven by the payment of the remaining $320 million of principal on the 364-day term loan credit agreement from May 6, 2022, netted against borrowings of $200 million of commercial paper notes. In addition, Leidos returned $50 million to shareholders in the second quarter as part of its regular quarterly cash dividend program. As of June 30, 2023, Leidos had $329 million in cash and cash equivalents and $4.9 billion of debt.
On July 28, 2023, the Leidos Board of Directors declared a cash dividend of $0.36 per share to be paid on September 29, 2023, to stockholders of record at the close of business on September 15, 2023.
Business Development
Net bookings totaled $2.9 billion in the quarter, representing a book-to-bill ratio of 0.8. As a result, backlog at the end of the quarter was $34.2 billion, of which $8.3 billion was funded. Included in the quarterly bookings were several notable awards:
•Common Hypersonics Glide Body (CHGB) Follow-On. The U.S. Army Program Executive Office Missiles and Space (PEO MS) awarded Leidos a four-year, $428 million prime contract to develop and test new CHGB prototypes. Under this follow-on, the Dynetics team expects to build up to 31 new CHGB prototypes to support Army and Navy requirements.
•Centers for Medicare and Medicaid Services (CMS) Office of Information Technology End-User Centric IT Support. The CMS OIT awarded Leidos a contract with a total estimated value of $197 million over five years to provide seat-management services for CMS OIT employees and contractors and their personal computers, mobile devices and productivity services enabled through those devices. Under the contract, Leidos will continue to deliver engineering, innovation and accessibility compliance support to an onsite and remote workforce with a focus on fostering a positive end-user experience.
•Royal Saudi Air Force (RSAF) Contractor Engineering & Technical Services Follow-On (CETS V). The RSAF awarded Leidos a contract with a total estimated value of $105 million over four years to maintain and enhance RSAF Command, Control, Communications, Computers and Intelligence (C4I) systems, including ground communications, radars, and IT systems, and support various aircraft platforms and systems support programs.
•Defense Enclave Services (DES) DoDNet Planning and Design (DPAD). The Defense Information Systems Agency (DISA) awarded Leidos a DES task order with a total estimated value of $69 million over 55 months to migrate 14 Defense Agencies and Field Activities (DAFAs) to DoDNet. This award is the second task order under the DES effort to consolidate enterprise IT services and provide standardized, responsive and cost-effective solutions for more than 370,000 users spanning 22 Department of Defense (DoD) agencies and field activities with over 500 sites both in the U.S. and abroad. The work will focus on mission value and user experience, while improving cybersecurity, network availability and reliability.
In addition, Leidos expanded its partnership network in support of technology offerings. As part of a Trusted Generative AI campaign, Leidos strengthened its collaboration with industry leaders, harnessing shared expertise to drive innovation in AI. These partnerships allow Leidos to work with the most advanced models available—from OpenAI's GPT-4 through Microsoft to Google's Bard and Amazon's Bedrock. This collaboration enables secure environments that protect sensitive data while leveraging the power of Generative AI. In addition, Leidos and Aalyria have partnered to integrate Aalyria's Spacetime networking technology with Leidos' global-scale network management and protection solutions for critical government missions. By integrating Spacetime into new and existing solutions, the companies are developing multi-domain mission infrastructure capabilities that are secure, resilient and capable of spanning air, land, sea and space.

Forward Guidance
Leidos is updating its fiscal year 2023 guidance as follows:

FY23 Guidance
Measure	Current	Prior
Revenues (billions)	$14.9 - $15.2	$14.7 - $15.1
Adjusted EBITDA Margin	10.1% - 10.5%	10.3% - 10.5%
Non-GAAP Diluted EPS	$6.40 - $6.80	$6.40 - $6.80
Cash Flows Provided by Operating Activities (millions)	at or above $700	at or above $700
For information regarding adjusted EBITDA margin and non-GAAP diluted EPS, see the related explanations and reconciliations to GAAP measures included elsewhere in this release.
Leidos does not provide a reconciliation of forward-looking adjusted EBITDA margins or non-GAAP diluted EPS to net income due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate projected net income may vary significantly based on actual events, Leidos is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income at this time. The amounts of these deductions may be material and, therefore, could result in projected net income and diluted EPS being materially less than what may be implied by projected adjusted EBITDA margins and non-GAAP diluted EPS.
Conference Call Information
Leidos management will discuss operations and financial results in an earnings conference call beginning at 8:00 A.M. eastern time on August 1, 2023. Analysts and institutional investors may participate by dialing +1 (877) 869-3847 (toll-free U.S.) or +1 (201) 689-8261 (international callers).
A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Leidos Investor Relations website (http://ir.leidos.com).
After the call concludes, an audio replay can be accessed on the Leidos Investor Relations website or by dialing +1 (877) 660-6853 (toll-free U.S.) or +1 (201) 612-7415 (international callers) and entering conference ID 13739546.
About Leidos
Leidos is a Fortune 500® technology, engineering, and science solutions and services leader working to solve the world's toughest challenges in the defense, intelligence, civil and health markets. Leidos' 46,000 employees support vital missions for government and commercial customers. Headquartered in Reston, Va., Leidos reported annual revenues of approximately $14.4 billion for the fiscal year ended December 30, 2022.
For more information, visit www.leidos.com.

Forward-Looking Statements
Certain statements in this release contain or are based on "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as "expects," "intends," "plans," "anticipates," "believes," "estimates," "guidance" and similar words or phrases. Forward-looking statements in this release include, among others, estimates of our future growth, strategy and financial and operating performance, including future revenues, adjusted EBITDA margins, diluted EPS (including on a non-GAAP basis) and cash flows provided by operating activities, as well as statements about our business contingency plans, government budgets and the ongoing Continuing Resolution, uncertainties in tax due to new tax legislation or other regulatory developments, strategy, planned investments, sustainability goals and our future dividends, share repurchases, capital expenditures, debt repayments, acquisitions, dispositions and cash flow conversion. These statements reflect our belief and assumptions as to future events that may not prove to be accurate.
Actual performance and results may differ materially from those results anticipated by our guidance and other forward-looking statements made in this release depending on a variety of factors, including, but not limited to: developments in the U.S. government defense and non-defense budgets, including budget reductions, sequestration, implementation of spending limits or changes in budgetary priorities, delays in the U.S. government budget process or a government shutdown, or the U.S. government’s failure to raise the debt ceiling, which increases the possibility of a default by the U.S. government on its debt obligations, related credit-rating downgrades, or an economic recession; uncertainties in tax due to new tax legislation or other regulatory developments; rising inflationary pressures and fluctuations in interest rates; delays in the U.S. government contract procurement process or the award of contracts and delays or loss of contracts as a result of competitor protests; changes in U.S. government procurement rules, regulations and practices; our compliance with various U.S. government and other government procurement rules and regulations; governmental reviews, audits and investigations of our company; our ability to effectively compete and win contracts with the U.S. government and other customers; our ability to respond rapidly to emerging technology trends, including the use of artificial intelligence; our reliance on information technology spending by hospitals/healthcare organizations; our reliance on infrastructure investments by industrial and natural resources organizations; energy efficiency and alternative energy sourcing investments; investments by U.S. government and commercial organizations in environmental impact and remediation projects; the effects of health epidemics, pandemics and similar outbreaks may have on our business, financial position, results of operations and/or cash flows; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; our ability to accurately estimate costs, including cost increases due to inflation, associated with our firm-fixed-price contracts and other contracts; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; cybersecurity, data security or other security threats, system failures or other disruptions of our business; our compliance with international, federal, state and local laws and regulations regarding privacy, data security, protection, storage, retention, transfer and disposal, technology protection and personal information; the damage and disruption to our business resulting from natural disasters and the effects of climate change; our ability to effectively acquire businesses and make investments; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs, customer indemnifications or other liability protections designed to protect us from significant product or other liability claims, including cybersecurity attacks; our ability to manage risks associated with our international business; our ability to comply with the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010 and similar worldwide anti-corruption and anti-bribery laws and regulations; our ability to protect our intellectual property and other proprietary rights by third parties of infringement, misappropriation or other violations by us of their intellectual property rights; our ability to prevail in litigation brought by third parties of infringement, misappropriation or other violations by us of their intellectual property rights; our ability to declare or increase future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable law and our agreements; our ability to grow our commercial health and infrastructure businesses, which could be negatively affected by budgetary constraints faced by hospitals and by developers of energy and infrastructure projects; our ability to successfully integrate acquired businesses; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face.

These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission ("SEC"), including the "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Legal Proceedings" sections of our latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our website at www.leidos.com.
All information in this release is as of August 1, 2023. Leidos expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in Leidos' expectations. Leidos also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:	Media Relations:
Stuart Davis	Melissa Lee Dueñas
571.526.6124	571.526.6850
ir@leidos.com	Duenasml@leidos.com

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2023	July 1, 2022	June 30, 2023	July 1, 2022
Revenues	$3,838	$3,597	$7,537	$7,091
Cost of revenues	3,271	3,059	6,475	6,041
Selling, general and administrative expenses	237	262	470	498
Acquisition, integration and restructuring costs	6	5	9	8
Asset impairment charges	—	3	—	3
Equity earnings of non-consolidated subsidiaries	(7)	(3)	(13)	(1)
Operating income	331	271	596	542
Non-operating expense:
Interest expense, net	(56)	(50)	(110)	(98)
Other (expense) income, net	(1)	4	(5)	3
Income before income taxes	274	225	481	447
Income tax expense	(64)	(53)	(107)	(98)
Net income	210	172	374	349
Less: net income attributable to non-controlling interest	3	1	5	3
Net income attributable to Leidos common stockholders	$207	$171	$369	$346

Earnings per share:
Basic	$1.51	$1.25	$2.69	$2.51
Diluted	1.50	1.24	2.67	2.49

Weighted average number of common shares outstanding:
Basic	137	137	137	138
Diluted	138	138	138	139

Cash dividends declared per share	$0.36	$0.36	$0.72	$0.72

LEIDOS HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except par value)

	June 30, 2023	December 30, 2022
	(unaudited)
Assets:
Cash and cash equivalents	$329	$516
Receivables, net	2,478	2,350
Inventory, net	310	287
Other current assets	459	490
Total current assets	3,576	3,643
Property, plant and equipment, net	928	847
Intangible assets, net	851	952
Goodwill	6,701	6,696
Operating lease right-of-use assets, net	534	545
Other long-term assets	436	388
Total assets	$13,026	$13,071

Liabilities:
Accounts payable and accrued liabilities	$1,970	$2,254
Accrued payroll and employee benefits	666	701
Short-term debt and current portion of long-term debt	219	992
Total current liabilities	2,855	3,947
Long-term debt, net of current portion	4,670	3,928
Operating lease liabilities	553	570
Deferred tax liabilities	16	40
Other long-term liabilities	279	233
Total liabilities	8,373	8,718

Stockholders’ equity:
Common stock, $0.0001 par value, 500 million shares authorized, 137 million and 137 million shares issued and outstanding at June 30, 2023, and December 30, 2022, respectively	—	—
Additional paid-in capital	2,024	2,005
Retained earnings	2,636	2,367
Accumulated other comprehensive loss	(63)	(73)
Total Leidos stockholders’ equity	4,597	4,299
Non-controlling interest	56	54
Total stockholders' equity	4,653	4,353
Total liabilities and stockholders' equity	$13,026	$13,071

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended		Six Months Ended
	June 30, 2023	July 1, 2022	June 30, 2023	July 1, 2022
Cash flows from operations:
Net income	$210	$172	$374	$349
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	84	83	166	168
Stock-based compensation	19	19	37	35
Deferred income taxes	(45)	(75)	(88)	(136)
Other	1	3	6	7
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Receivables	43	(6)	(123)	(238)
Other current assets and other long-term assets	58	101	49	73
Accounts payable and accrued liabilities and other long-term liabilities	(101)	(206)	(198)	(266)
Accrued payroll and employee benefits	(45)	(23)	(32)	101
Income taxes receivable/payable	(60)	(23)	(125)	45
Net cash provided by operating activities	164	45	66	138
Cash flows from investing activities:
Acquisition of a business, net of cash acquired	(4)	—	(4)	(2)
Divestiture of a business	—	6	—	15
Payments for property, equipment and software	(40)	(21)	(79)	(49)
Net proceeds from sale of assets	—	6	—	6
Other	—	1	—	1
Net cash used in investing activities	(44)	(8)	(83)	(29)
Cash flows from financing activities:
Proceeds from debt issuance	—	380	1,743	380
Net proceeds from commercial paper	200	75	200	150
Repayments of borrowings	(325)	(407)	(2,036)	(434)
Payments for debt issuance costs	—	—	(7)	—
Dividend payments	(50)	(49)	(100)	(100)
Repurchases of stock and other	—	(2)	(43)	(528)
Proceeds from issuances of stock	13	10	25	22
Net capital distributions to non-controlling interests	(2)	(1)	(3)	(3)
Net cash (used in) provided by financing activities	(164)	6	(221)	(513)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	1	(5)	3	(5)
Net (decrease) increase in cash, cash equivalents and restricted cash	(43)	38	(235)	(409)
Cash, cash equivalents and restricted cash at beginning of period	491	428	683	875
Cash, cash equivalents and restricted cash at end of period	448	466	448	466
Less: restricted cash at end of period	119	127	119	127
Cash and cash equivalents at end of period	$329	$339	$329	$339

LEIDOS HOLDINGS, INC.
UNAUDITED SEGMENT OPERATING RESULTS
(in millions)

	Three Months Ended		Six Months Ended
	June 30, 2023	July 1, 2022	June 30, 2023	July 1, 2022
Revenues:
Defense Solutions	$2,187	$2,052	$4,299	$4,101
Civil	902	857	1,779	1,652
Health	749	688	1,459	1,338
Total	$3,838	$3,597	$7,537	$7,091

Operating income (loss):
Defense Solutions	$175	$139	$322	$272
Civil	64	38	104	81
Health	122	126	229	244
Corporate	(30)	(32)	(59)	(55)
Total	$331	$271	$596	$542

Operating income margin:
Defense Solutions	8.0%	6.8%	7.5%	6.6%
Civil	7.1%	4.4%	5.8%	4.9%
Health	16.3%	18.3%	15.7%	18.2%
Total	8.6%	7.5%	7.9%	7.6%
Defense Solutions
Defense Solutions revenues of $2.19 billion increased by 7% compared to the prior year quarter. Revenue growth was primarily in the areas of digital modernization, including the Navy Next Generation Enterprise Network Recompete (NGEN-R) Service Management, Integration and Transport (SMIT) contract, and hypersonics, including the Space Defense Agency (SDA) Wide Field of View (WFOV) programs. For the quarter Defense Solutions operating income margin increased to 8.0% from 6.8% in the prior year quarter, and non-GAAP operating income margin increased to 9.3% from 8.3% in the prior year quarter. The increase in segment profitability was attributable to improved business mix and program execution as well as lower indirect spending.
Civil
Civil revenues of $902 million increased by 5% compared to the prior year quarter. The primary drivers of revenue growth were the National Aeronautics and Space Administration (NASA) Advanced Enterprise Global Information Technology Solutions (AEGIS) program, increased demand for engineering support to commercial energy companies, and a partial recovery within the security products portfolio. Civil operating income margin for the quarter was 7.1%, compared to 4.4% in the prior year quarter, and non-GAAP operating income margin was 9.1%, compared to 6.5% in the prior year quarter. In addition to improvements from business mix, program execution, and cost control, year-over-year segment profitability increased as a result of an adverse arbitration ruling and associated legal fees totaling $17 million in the second quarter of 2022.
Health
Health revenues of $749 million increased by 9% compared to the prior year quarter driven by growth on the Social Security Administration (SSA) Information Technology Support Services Contract II (ITSSC II) and higher levels of medical examinations, based on increased volumes, greater market share, and new wins. Health operating income margin for the quarter was 16.3%, compared to 18.3% in the prior year quarter, and non-GAAP operating margin was 17.0%, compared to 19.8% in the prior year quarter. The decrease in segment profitability was driven primarily by the $28 million equitable adjustment in the second quarter of 2022 to cover costs incurred as a result of the COVID-19 pandemic.

LEIDOS HOLDINGS, INC.
UNAUDITED BACKLOG BY REPORTABLE SEGMENT
(in millions)
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts. Backlog value is based on management’s estimates about volume of services, availability of customer funding and other factors, and excludes contracts that are under protest. Estimated backlog comprises both funded and negotiated unfunded backlog. Backlog estimates are subject to change and may be affected by several factors, including modifications of contracts, non-exercise of options and foreign currency movements.
Funded backlog for contracts with the U.S. government represents the value on contracts for which funding is appropriated less revenues previously recognized on these contracts. Funded backlog for contracts with non-U.S. government entities and commercial customers represents the estimated value on contracts, which may cover multiple future years, under which Leidos is obligated to perform, less revenue previously recognized on the contracts.
Negotiated unfunded backlog represents estimated amounts of revenue to be earned in the future from contracts for which funding has not been appropriated and unexercised priced contract options. Negotiated unfunded backlog does not include unexercised option periods and future potential task orders expected to be awarded under IDIQ, General Services Administration Schedule or other master agreement contract vehicles, with the exception of certain IDIQ contracts where task orders are not competitively awarded or separately priced but instead are used as a funding mechanism, and where there is a basis for estimating future revenues and funding on future anticipated task orders.
The estimated value of backlog as of the dates presented was as follows:

	June 30, 2023			July 1, 2022
Segment	Funded	Unfunded	Total	Funded	Unfunded	Total
Defense Solutions	$4,904	$13,500	$18,404	$4,351	$13,668	$18,019
Civil	2,134	7,710	9,844	2,051	8,846	10,897
Health	1,233	4,671	5,904	1,139	4,667	5,806
Total	$8,271	$25,881	$34,152	$7,541	$27,181	$34,722
Total backlog as of June 30, 2023, as compared to July 1, 2022, included $610 million of backlog acquired through a business combination in the Defense Solutions reportable segment.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES
Leidos uses and refers to organic revenue, non-GAAP operating income, non-GAAP operating margin, adjusted EBITDA, adjusted EBITDA margin, non-GAAP diluted EPS, non-GAAP free cash flow and non-GAAP free cash flow conversion, which are not measures of financial performance under generally accepted accounting principles in the U.S. and, accordingly, these measures should not be considered in isolation or as a substitute for the comparable GAAP measures and should be read in conjunction with Leidos's consolidated financial statements prepared in accordance with GAAP.
Management believes that these non-GAAP measures provide another representation of the results of operations and financial condition, including its ability to comply with financial covenants. These non-GAAP measures are frequently used by financial analysts covering Leidos and its peers. The computation of non-GAAP measures may not be comparable to similarly titled measures reported by other companies, thus limiting their use for comparability.
Organic revenues capture the revenue that is inherent in the underlying business excluding the impact of acquisitions and divestitures made within the prior year; it is computed as current revenues excluding revenues from acquisitions within the last 12 months and divestitures within the current and year-ago periods.
Non-GAAP operating income is computed by excluding the following discrete items from operating income:
•Acquisition, integration and restructuring costs – Represents acquisition, integration, lease termination, severance and retention costs related to acquisitions.
•Amortization of acquired intangible assets – Represents the amortization of the fair value of the acquired intangible assets.
•Asset impairment charges – Represents impairments of long-lived intangible assets.
Non-GAAP operating margin is computed by dividing non-GAAP operating income by revenues.
Adjusted EBITDA is computed by excluding the following items from income before income taxes: (i) discrete items as identified above; (ii) interest expense; (iii) interest income; (iv) depreciation expense; and (v) amortization of internally developed intangible assets.
Adjusted EBITDA margin is computed by dividing adjusted EBITDA by revenues.
Non-GAAP net income is computed by excluding the discrete items listed under non-GAAP operating income and their related tax impacts.
Non-GAAP diluted EPS is computed by dividing net income attributable to Leidos common stockholders, adjusted for the discrete items as identified above and the related tax impacts, by the diluted weighted average number of common shares outstanding.
Non-GAAP free cash flow is computed by deducting expenditures for property, equipment and software from net cash provided by operating activities.
Non-GAAP free cash flow conversion is computed by dividing non-GAAP free cash flow by non-GAAP net income attributable to Leidos common stockholders; operating cash flow conversion is computed by dividing net cash provided by operating activities by net income attributable to Leidos shareholders.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except growth percentages)
The following table presents the reconciliation of revenues to organic revenues by reportable segment and total operations:

	Three Months Ended
	June 30, 2023	July 1, 2022	Percent Change
Defense Solutions
Revenues, as reported	$2,187	$2,052	7%
Acquisition revenues(1)	28	—
Organic revenues	$2,159	$2,052	5%

Civil
Revenues, as reported	$902	$857	5%

Health
Revenues, as reported	$749	$688	9%

Total Operations
Revenues, as reported	$3,838	$3,597	7%
Acquisition revenues(1)	28	—
Organic revenues	$3,810	$3,597	6%
(1) Current period acquisition revenues reflect revenues in the current as reported figures for 12 months from closing of each acquisition. For the three months ended June 30, 2023, Defense Solutions segment acquisition revenues include the acquisition of Cobham Special Missions that was completed on October 30, 2022.

UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts and margin percentages)

The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the three months ended June 30, 2023:

	Three Months Ended June 30, 2023
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Non-GAAP results
Operating income	$331	$6	$51	$388
Non-operating expense, net	(57)	—	—	(57)
Income before income taxes	274	6	51	331
Income tax expense(1)	(64)	(2)	(13)	(79)
Net income	210	4	38	252
Less: net income attributable to non-controlling interest	3	—	—	3
Net income attributable to Leidos common stockholders	$207	$4	$38	$249

Diluted EPS attributable to Leidos common stockholders(2)	$1.50	$0.03	$0.28	$1.80
Diluted shares	138	138	138	138

	Three Months Ended June 30, 2023
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Non-GAAP results
Net income	$210	$4	$38	$252
Income tax expense(1)	64	2	13	79
Income before income taxes	274	6	51	331
Depreciation expense	33	—	—	33
Amortization of intangibles	51	—	(51)	—
Interest expense, net	56	—	—	56
EBITDA	$414	$6	$—	$420
EBITDA margin	10.8%			10.9%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.
(2) Earnings per share is computed independently for each of the non-GAAP adjustment presented and therefore may not sum to the total non-GAAP earnings per share due to rounding.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts and margin percentages)

The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the three months ended July 1, 2022:

	Three Months Ended July 1, 2022
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP results
Operating income	$271	$5	$57	$3	$336
Non-operating expense, net	(46)	—	—	—	(46)
Income before income taxes	225	5	57	3	290
Income tax expense(1)	(53)	(1)	(15)	(1)	(70)
Net income	172	4	42	2	220
Less: net income attributable to non-controlling interest	1	—	—	—	1
Net income attributable to Leidos common stockholders	$171	$4	$42	$2	$219

Diluted EPS attributable to Leidos common stockholders(2)	$1.24	$0.03	$0.31	$0.01	$1.59
Diluted shares	138	138	138	138	138

	Three Months Ended July 1, 2022
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP results
Net income	$172	$4	$42	$2	$220
Income tax expense(1)	53	1	15	1	70
Income before income taxes	225	5	57	3	290
Depreciation expense	26	—	—	—	26
Amortization of intangibles	57	—	(57)	—	—
Interest expense, net	50	—	—	—	50
EBITDA	$358	$5	$—	$3	$366
EBITDA margin	10.0%				10.2%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.
(2) Earnings per share is computed independently for each of the non-GAAP adjustment presented and therefore may not sum to the total non-GAAP earnings per share due to rounding.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts and margin percentages)

The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the six months ended June 30, 2023:

	Six Months Ended June 30, 2023
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Non-GAAP results
Operating income	$596	$9	$103	$708
Non-operating expense, net	(115)	—	—	(115)
Income before income taxes	481	9	103	593
Income tax expense(1)	(107)	(2)	(27)	(136)
Net income	374	7	76	457
Less: net income attributable to non-controlling interest	5	—	—	5
Net income attributable to Leidos common stockholders	$369	$7	$76	$452

Diluted EPS attributable to Leidos common stockholders(2)	$2.67	$0.05	$0.55	$3.28
Diluted shares	138	138	138	138

	Six Months Ended June 30, 2023
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Non-GAAP results
Net income	$374	$7	$76	$457
Income tax expense(1)	107	2	27	136
Income before income taxes	481	9	103	593
Depreciation expense	63	—	—	63
Amortization of intangibles	103	—	(103)	—
Interest expense, net	110	—	—	110
EBITDA	$757	$9	$—	$766
EBITDA margin	10.0%			10.2%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.
(2) Earnings per share is computed independently for each of the non-GAAP adjustment presented and therefore may not sum to the total non-GAAP earnings per share due to rounding.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts and margin percentages)

The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the six months ended July 1, 2022:

	Six Months Ended July 1, 2022
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP results
Operating income	$542	$8	$115	$3	$668
Non-operating expense, net	(95)	—	—	—	(95)
Income before income taxes	447	8	115	3	573
Income tax expense(1)	(98)	(2)	(29)	(1)	(130)
Net income	349	6	86	2	443
Less: net income attributable to non-controlling interest	3	—	—	—	3
Net income attributable to Leidos common stockholders	$346	$6	$86	$2	$440

Diluted EPS attributable to Leidos common stockholders (2)	$2.49	$0.04	$0.63	$0.01	$3.17
Diluted shares	139	139	139	139	139

	Six Months Ended July 1, 2022
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP results
Net income	$349	$6	$86	$2	$443
Income tax expense(1)	98	2	29	1	130
Income before income taxes	447	8	115	3	573
Depreciation expense	52	—	—	—	52
Amortization of intangibles	116	—	(115)	—	1
Interest expense, net	98	—	—	—	98
EBITDA	$713	$8	$—	$3	$724
EBITDA margin	10.1%				10.2%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.
(2) Earnings per share is computed independently for each of the non-GAAP adjustment presented and therefore may not sum to the total non-GAAP earnings per share due to rounding.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except margin percentages)
The following tables present the reconciliation of non-GAAP operating income by reportable segment and Corporate to operating income:

	Three Months Ended June 30, 2023
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$175	$—	$29	$204	9.3%
Civil	64	1	17	82	9.1%
Health	122	—	5	127	17.0%
Corporate	(30)	5	—	(25)	NM
Total	$331	$6	$51	$388	10.1%

	Three Months Ended July 1, 2022
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset Impairment Charges	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$139	$—	$32	$—	$171	8.3%
Civil	38	—	18	—	56	6.5%
Health	126	—	7	3	136	19.8%
Corporate	(32)	5	—	—	(27)	NM
Total	$271	$5	$57	$3	$336	9.3%

	Six Months Ended June 30, 2023
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$322	$—	$59	$381	8.9%
Civil	104	1	33	138	7.8%
Health	229	—	11	240	16.4%
Corporate	(59)	8	—	(51)	NM
Total	$596	$9	$103	$708	9.4%

	Six Months Ended July 1, 2022
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset Impairment Charges	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$272	$—	$65	$—	$337	8.2%
Civil	81	—	36	—	117	7.1%
Health	244	—	14	3	261	19.5%
Corporate	(55)	8	—	—	(47)	NM
Total	$542	$8	$115	$3	$668	9.4%
NM - Not Meaningful

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except percentages)

The following table presents the reconciliation of non-GAAP free cash flow to net cash provided by operating activities as well as the calculation of operating cash flow and non-GAAP free cash flow conversion ratios:

	Three Months Ended
	June 30, 2023	July 1, 2022
Net cash provided by operating activities(1)	$164	$45
Payments for property, equipment and software	(40)	(21)
Non-GAAP free cash flow	$124	$24

Net income attributable to Leidos common stockholders	$207	$171
Acquisition, integration and restructuring costs(2)	4	4
Amortization of acquired intangibles(2)	38	42
Asset impairment charges(2)	—	2
Non-GAAP net income attributable to Leidos common stockholders	$249	$219

Operating cash flow conversion ratio	79%	26%
Non-GAAP free cash flow conversion ratio	50%	11%
(1) Prior year financial information has been reclassified to reflect the effect of foreign exchange rate changes on cash, cash equivalents and restricted cash in net cash provided by operating activities.
(2) After-tax expenses excluded from non-GAAP net income.